[Exhibit 99.1]

Tel-Save Announces Convertible Subordinated Notes

     NEW HOPE, Pa., December 5 /PRNewswire/ -- Tel-Save  Holdings,  Inc.(Nasdaq:
Talk) announced a private placement not registered under the Securities Act of 1933, of up to $240 million of 5% Convertible Subordinated Notes maturing December 15, 2004 and convertible into shares of Tel-Save's common stock at a price of $25.47, representing a conversion premium of approximately 25% over yesterday's closing bid price. The Notes are callable after December 15, 2002.

     Tel-Save said it intends to use the net proceeds from the offering of the Convertible Notes primarily to finance acquisitions of telecommunications businesses, assets and technologies, as well as for general corporate purposes.

     The Convertible Notes have not been and will not be registerd under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of such Act.

SOURCE Tel-Save Holdings, Inc.

     12/05/97   CONTACT:   Daniel   Borislow   of  Tel   Save   Holdings,   Inc.
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